Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

212-373-3000

212-757-3990

March 15, 2012

Caesars Entertainment Corporation

One Caesars Palace Drive

Las Vegas, NV 89109

Registration Statement on Form S-3

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-3 (the “Registration Statement”) of Caesars Entertainment Corporation, a Delaware corporation (the “Company”) filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”), you have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of shares (the “Shares”) of common stock of the Company, par value $0.01 per share (the “Common Stock”).

The Shares are being registered for offer and sale from time to time as provided by Rule 415 under the Act (any such offer and sale being referred to in this opinion as an “Offering” and Shares so being offered and sold in an Offering being referred to in this opinion as “Offered Shares”).

IRS Circular 230 disclosure: To ensure compliance with requirements imposed by the IRS, we inform you that any U. S. federal tax advice contained in this document is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter that is contained in this document.

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In connection with the furnishing of this opinion, we have examined original, or copies certified or otherwise identified to our satisfaction, of the Registration Statement.

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation, as amended, and by-laws, as amended, of the Company, certified by the Company as in effect on the date of this opinion and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the documents reviewed by us and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all such latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

We have also assumed, without independent investigation, that (i) each agreement entered into in connection with an Offering will be duly authorized, executed and delivered by the parties to such agreements (such agreements are referred to collectively as the “Operative Agreements”), (ii) each Operative Agreement, when so authorized, executed and delivered, will be a valid and legally binding obligation of the parties thereto (other than the Company), and (iii) the execution, delivery and performance of any Operative Agreement, and the issuance, sale and delivery of Offered Shares, do not conflict with, or constitute a breach of the terms of, any agreement or instrument to which the Company is then subject or violate applicable law or contravene any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

With respect to Offered Shares in any particular Offering, we have assumed that (i) the issuance, offer and sale of the Offered Shares will be duly authorized in accordance with the organizational documents of the Company then in effect, the laws of the State of New York then in effect and any applicable Operative Agreement, (ii) the Offered Shares will be duly authorized, issued and delivered by the Company and (iii) the Offered Shares will be delivered and paid for as contemplated by the Registration Statement and the applicable prospectus supplement.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that as to any Offered Shares to be issued, offered and sold for any particular Offering, such Shares will be validly issued, fully paid and non-assessable.

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The opinion expressed above is limited to the laws of the State of New York and the Delaware General Corporation Law.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP